Exhibit 10(w)

FIDELITY SOUTHERN CORPORATION
FIDELITY BANK
EMPLOYMENT AGREEMENT
FOR
JAMES B. MILLER, JR.

THIS EMPLOYMENT AGREEMENT ("Agreement"), is entered into this 8th day of March 2018, effective as of the 1st day of January 2018, by and among FIDELITY SOUTHERN CORPORATION ("Fidelity Southern"), a Georgia corporation, FIDELITY BANK (the "Bank"), a Georgia banking corporation, and James B. Miller, Jr. ("Miller"). Fidelity Southern and the Bank are referred to collectively as "Fidelity." Certain capitalized terms set forth herein have the meaning given to such terms in Section 23 of this Agreement.
WHEREAS, Miller is the Chairman and Chief Executive Officer of Fidelity Southern and Chairman of the Bank;
WHEREAS, Miller and Fidelity were party to an Employment Agreement dated December 23, 2014, and effective as of January 1, 2015, which agreement expired pursuant to its terms on December 31, 2017 (the “Expired Agreement”);
WHEREAS, Miller and Fidelity desire to enter into a new employment in substantially the same form and containing substantially the same terms and conditions as the Expired Agreement, with certain changes as set forth herein;
WHEREAS, Fidelity Southern agrees to continue to employ Miller as Chief Executive Officer to provide the services set forth herein; and
WHEREAS, Miller agrees to accept such employment and to continue to provide such services in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Employment/Duties.
(a)Fidelity Southern shall employ Miller as the Chief Executive Officer during the term of his employment as set forth in this Agreement and Miller hereby accepts such employment. Miller also agrees to serve as the Chairman of the Board of Directors of Fidelity Southern and of the Bank upon his election to such positions.
(b)Miller shall be responsible for the strategic and general operations of the business of Fidelity and shall have such authority consistent with such positions and necessary for the conduct of such business under the general direction of the Board.
(c)Miller agrees that he will at all times and to the best of his ability and experience faithfully perform all of the duties that may be required of him pursuant to the terms of this Agreement and shall comply with all policies and procedures adopted by the Board or any committee thereof. Miller shall devote his full business time to the performance of his obligations hereunder.
(d)The term of employment of Miller shall be for a term of three (3) years, commencing as of January 1, 2018, and may be extended upon written agreement of the parties; provided however, that in the event of a Change of Control, then Miller's employment shall be automatically extended until the earlier of (i) three years after the consummation of the Change of Control, and (ii) Miller's Termination of Employment for any reason (the "Employment Period").
(e)Miller shall be prohibited from serving as a director of other businesses and as a member of any committee of the board(s) of directors thereof unless the Board formally has approved such service before Miller becomes any such director or member of any committee of such board(s) of directors.
2..    Compensation.
(a)Base Salary.
(i)During the Employment Period, Fidelity will pay to Miller an aggregate annual base salary ("Base Salary") at the rate of $800,000 per year, payable in arrears in equal semi-monthly payments, subject to applicable withholdings and deductions.
(ii)In the event of the Total Disability of Miller, to the extent payments are received by him under any employer sponsored disability program and/or under any disability policy the premiums of which are paid by Fidelity, the payments hereunder are to be reduced by an amount equal to any such disability payments that are intended to replace all or a portion of any compensation Miller loses due to such Total Disability.
(iii)During the period commencing on the date which is one year prior to any Change of Control and ending upon the expiration of the Employment Period, Miller will receive a Base Salary at least equal to the greater of (i) the highest Base Salary payable to Miller by Fidelity in respect of the twelve full calendar month period immediately preceding the date which is one year prior to a Change of Control and (ii) the highest Base Salary of Miller payable on and after the date which is one year prior to the Change of Control. During such period, the Base Salary will be increased at any time and from time to time so as to be substantially consistent with increases in base salaries generally awarded in the ordinary course of business to other peer executives of Fidelity. Any increase in Base Salary will not serve to limit or reduce any other obligation to Miller under this Agreement. The Base Salary will not be reduced thereafter nor shall any such increase during the Employment Period be reduced thereafter.
(b)Incentive Compensation. During the Employment Period, Miller shall be eligible to participate in incentive plans and programs hereafter adopted as determined by the Board or the Compensation Committee of the Board. In no event will such plans and programs, including policies to provide Miller with incentive opportunities, savings opportunities and retirement and other benefit opportunities, in each case, be less favorable, in the aggregate, than those provided by Fidelity under such plans, practice, policies and programs as in effect at any time on and after the date which is one year prior to a Change of Control. In addition, the method of the calculation of Miller's total incentive compensation for each fiscal year, or part thereof, during the Employment Period after the Change of Control will not be changed in any manner which will result in less total incentive compensation being paid or payable to Miller from the maximum amount that would have been paid using the method of calculating incentive compensation under the incentive compensation programs in effect prior to the Change of Control.
(c)Employee Benefit Programs. During the Employment Period, Miller shall be eligible to participate in all employee benefit programs, including medical, dental and hospitalization programs, now or hereafter made available by Fidelity to its employees and/or executives, subject to terms and conditions of such programs, including eligibility. It is understood that Fidelity reserves the right to modify and rescind any program or adopt new programs in its sole discretion.
(d)Life Insurance for Fidelity.
(i)During the Employment Period, Fidelity may, in its sole discretion, maintain bank-owned or key man life insurance on the life of Miller and designate Fidelity as the beneficiary. Miller agrees to execute any documents necessary to effect the issuance of such policy.

(ii)Miller hereby acknowledges that he has consented to the purchase and maintenance by Fidelity of the Split Dollar Insurance Plan (the "Split Dollar Plan") in the face amount of $400,000 dated October 3, 1984 (including all amendments and replacement and substitute policies, as hereafter mutually agreed in writing). The policies purchased and maintained by Fidelity under the Split Dollar Plan shall be maintained by Fidelity at all times hereafter, including after the termination of this Agreement or Miller's Termination of Employment. In addition, Fidelity agrees to maintain Single Premium Life Insurance policies issued by Northwestern Mutual Life Insurance Company ("Northwestern") in the face amount of $6 million, one policy issued by Life Investors Insurance Company of America ("Life Investors") in the face amount of $800,000 and one policy issued by Mass Mutual Financial Group ("Mass Mutual") in the face amount of $800,000 (including all replacement and substitute policies, as hereafter mutually agreed in writing) (collectively, the "Individual Life Insurance Policies"), each of which is payable to beneficiaries designated by Miller or his estate or trust in lieu thereof, at all times hereafter (except as provided in Section 3(e)), regardless of the termination of this Agreement or Miller's Termination of Employment hereunder including a Termination of Employment pursuant to Section 3.
(e)Vacation. During the Employment Period, Miller shall be entitled to five (5) weeks’ vacation each year. Vacation shall be taken at such times as not to materially interfere with the business of Fidelity. The vacation time must be taken prior to the end of each calendar year or as otherwise mutually agreed in writing, otherwise it expires to the extent not taken.
(f)Expenses. During the Employment Period, Fidelity shall pay all reasonable expenses incurred by Miller in the performance of his responsibilities and duties for Fidelity, including without limitation, dues payable for country club memberships and such reasonable civic organizations of Miller's choice as approved by the Compensation Committee. Miller shall submit to Fidelity periodic statements of all expenses so incurred in accordance with the policies of Fidelity then in effect. Subject to such reviews as Fidelity may deem reasonably necessary, Fidelity shall, promptly in the ordinary course of business, reimburse Miller for the full amount of all such expenses advanced by Miller.
(g)Automobile. During the Employment Period, Fidelity shall provide Miller with an appropriate automobile for his use and will maintain and insure it at Fidelity's expense. At least annually, Miller, in accordance with the Bank's procedure, shall report business and personal usage of the automobile.
3.    Early Termination.
(a)    Termination For Cause.
(i)Fidelity may terminate Miller's employment as a Termination ForCause at any time upon 10 business days' prior written notice.
(ii)Upon a Termination for Cause, Fidelity shall have no further
(iii)obligation to pay any compensation to Miller or make available to Miller participation under any employee benefit program for periods after the effective date of a Termination for Cause, other than Fidelity's obligations pursuant to Section 2(d) above with respect to the maintenance of the Split Dollar Plan and the Individual Life Insurance Policies. Upon a Termination for Cause, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date.
(b)    Other Termination by Fidelity.
(i)Miller may have a Termination of Employment by Fidelity for any reason other than a Termination for Cause, death, or Total Disability at any time upon at least 90 days' prior written notice by Fidelity to Miller. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date. Any annual cash incentive compensation that is earned but unpaid from the year prior to the year in which the Termination of Employment occurs will be paid after the effective date of termination on the next normal payroll payment date. Miller's right to additional compensation after the effective date of termination shall cease, except that if Miller executes a Release and the period for revocation of the Release expires before the scheduled commencement date of payment, then beginning on the first regular payroll date of Fidelity which occurs at least ninety (90) days following Miller's Termination of Employment other than a Termination for Cause, Total Disability or death (the "Severance Commencement Date"), Miller will be entitled to the compensation described in this Section. The compensation provided in this Section shall be payable to Miller's Beneficiaries upon Miller's death after the amounts become payable.
(ii)Miller will be paid severance equal to the excess of three times Miller's Final Compensation over the aggregate amount initially contingently payable under Section 8 of this Agreement (the "Severance Payment.") The Severance Payment will be made net of all required Federal and State withholding taxes and similar required withholdings and authorized deductions.
(iii)If Miller is entitled to a Severance Payment, Miller also will be entitled in addition to receive complete outplacement services, including job search, interview skill services, job retaining and education and resume preparation, paid by Fidelity up to a total cost of $20,000. The services will be provided by a nationally or regionally recognized outplacement organization selected by Miller with the approval of Fidelity (which approval will not be unreasonably withheld). The services will be provided for up to two (2) years after the date Miller becomes entitled to the Severance Payment under this Section 3(b) or until Miller obtains full-time employment, whichever occurs first.
(i)If Miller is not a Specified Employee, the Severance Payment will be payable in 72 equal semi-monthly installments commencing on the 15th or last day of the month immediately following the Severance Commencement Date, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If Miller is a Specified Employee, the Severance Payment shall not be payable until the first 15th or last day of the month which is at least six months after the Termination of Employment. All installments, which would have otherwise been required to be made over such six-month period if Miller had not been a Specified Employee, shall be paid to Miller in one lump sum payment on the first 15th or last day of the month which is at least six months after the Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to 1/72 of the Severance Payment) will continue on the 15th and last day of each calendar month until all such installments are paid.
(ii)Additionally, after the Termination of Employment by Fidelity (other than a Termination for Cause, Total Disability, or death), the employee welfare benefits as provided in Section 2(c) shall be continued for eighteen (18) months from the date of termination at a cost to Miller not to exceed the amounts paid by executives for such employee welfare benefits; provided, however, that if continued participation in any of such employee welfare benefit plans is not possible under the terms of such plans or any provision of law, or any provision of law would create any adverse tax effect for Miller or Fidelity, due to such participation, Fidelity will provide substantially identical benefits directly or through an insurance arrangement or pay Miller's costs for such welfare benefits if continued by Miller, including as permitted under ERISA so long as such alternative benefits or payments do not result in Fidelity being subject to excise taxes. Notwithstanding the above, if Miller is a Specified Employee and if Fidelity determines that any portion of such employee welfare benefits are subject to Section 409A of the Code, then to the extent necessary to avoid taxation under Section 409A, Miller will be required to pay for such employee welfare benefits during the six-month period following his Termination of Employment; provided; however, that on the first day after the end of such six-month period, Fidelity will reimburse Miller for such payments so long as such reimbursement does not subject Fidelity to the imposition of excise taxes. Notwithstanding the foregoing, in the event Miller is not entitled to a Severance payment in accordance with the provisions of the prior paragraph, then effective on the first regular payroll date of Fidelity which occurs at least ninety (90) days following Miller's Termination of Employment Miller's right to any further such welfare benefits shall cease.

(iii)If Miller violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement after the Termination of Employment, any additional compensation and benefits under Sections 3(b)(i) & 3(b)(ii) shall cease.

(iv)If a Termination of Employment occurs at any time within one year prior to a Change of Control, then subclause (ii) of the definition of the term "Final Compensation" shall apply in calculating the Severance Payment, and any additional compensation due hereunder prior to the date of the Change of Control but remaining unpaid as of the date of the Change of Control shall be paid in a lump sum payment upon the later of (i) the date which occurs 60 days after the Change of Control and (ii) the date which an initial payment is due to be made to Miller under Section 3(b)(iv).

(v)Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Fidelity to or for the benefit of Miller (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Miller, a calculation shall be made comparing (i) the net after-tax benefit to Miller of the Payments after payment by Miller of the Excise Tax, to (ii) the net after-tax benefit to Miller if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined herein). For purposes of this Section 3(b)(viii), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 3(b)(viii), the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. All determinations required to be made under this Section 3(b)(viii), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm or compensation consulting firm mutually acceptable to Fidelity and Miller (the “Determination Firm”) which shall provide detailed supporting calculations both to Fidelity and Miller within 15 business days after the receipt of notice from Miller that a Payment is due to be made, or such earlier time as is requested by Fidelity. All fees and expenses of the Determination Firm shall be borne solely by Fidelity. Any determination by the Determination Firm shall be binding upon Fidelity and Miller. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Miller was entitled to, but did not receive pursuant to this section, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Fidelity to or for the benefit of Miller but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(a)Termination by Miller. Miller may have a Termination of Employment by Miller at any time upon at least 90 days' prior written notice to Fidelity. If the Termination of Employment by Miller is a Termination for Good Reason, then Miller shall be entitled to the payments set forth in Section 3(b)

hereof as though such termination were a Termination of Employment by Fidelity other than a Termination for Cause, death, or Total Disability. Except as provided in the foregoing sentence, upon a Termination of Employment by Miller, Miller's right to compensation after the effective date of termination shall cease. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date.

(b)Termination Upon Death or Total Disability.

(i)Miller shall have a Termination of Employment upon his death, or (10) business days after written notice by Fidelity of termination during the continuance of Total Disability of Miller. Upon Termination of Employment upon death or by Fidelity upon Total Disability, Miller's right to compensation after the effective date of termination shall cease. Upon such a Termination of Employment, the Base Salary which accrued as of the termination date and accrued but unused vacation pay will be paid after the effective date of termination on the next normal payroll payment date. Fidelity shall have no obligation to pay any compensation for periods after the effective date of such termination under this Section 3(d).

(ii)The term "Total Disability" means a condition of Miller who is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of Fidelity. Whether Miller has suffered a Total Disability shall be made in accordance with Section 409A of the Code, provided, however, that Miller shall have been deemed to have suffered a Total Disability if determined to be totally disabled by the Social Security Administration or the Railway Retirement Board, or if Miller is determined to have suffered a Disability under Fidelity's disability insurance program utilizing the definition provided therein. In the event of any dispute as to the "Total Disability" of Miller, the matter shall be resolved by the decision of a single physician, serving as an arbitrator, mutually selected or appointed in accordance with the rules of the American Arbitration Association, Atlanta, Georgia. The decision of the arbitrator shall be binding on all parties hereto. Miller agrees to submit medical records requested and to submit to such examination and testing reasonably requested by such physician.
(e)    Life Insurance Policies. Termination of this Agreement, breach of this
Agreement by Miller, or termination of the benefits payable hereunder for any reason, including pursuant to Section 3(a), (b), (c) or (d) hereof, shall not terminate the duty of Fidelity to maintain or continue the Split Dollar Plan, or Individual Life Insurance Policies pursuant to Section 2(d) hereof, including any replacement or substitute plans or policies hereafter mutually agreed to in writing. Notwithstanding any other provision of this Agreement, if Miller is a Specified Employee and if Fidelity determines that the maintenance of the Split Dollar Plan, or the Individual Life Insurance Policies is subject to Section 409A of the Code, then, to the extent necessary to avoid taxation under Section 409A, Miller will be required to pay for the maintenance of the Split Dollar Plan, and the Individual Life Insurance Policies during the six-month period following his Termination of Employment; provided; however, that on the first day after the end of such six-month period, Fidelity will reimburse Miller for such payments.
1.Covenant Not to Compete. Miller agrees that during his employment with Fidelity and for a period of eighteen (18) months after Miller's Termination of Employment for any reason other than a Termination of Employment by Fidelity, that Miller shall not, on his own behalf or on another's behalf, work in any management or executive capacity in the business of providing banking or banking related services. This restriction shall apply only within a 50-mile radius of 3490 Piedmont Road, Atlanta, Georgia 30305. Miller agrees that because of the nature of Fidelity's business, the nature of Miller's job responsibilities, and the nature of the Confidential Information and Trade Secrets of Fidelity which Fidelity will give Miller access to, any breach of this provision by Miller would result in the inevitable disclosure of Fidelity's Trade Secrets and Confidential Information to its direct competitors.
2.Non-Solicitations of Clients and Customers. Miller agrees that during his employment with Fidelity and for a period of eighteen (18) months after Miller's Termination of Employment for any reason, Miller will not directly or indirectly solicit, contact or call upon any client or customer of Fidelity for the purpose of providing banking or banking related services other than through Fidelity. This restriction shall apply only to any client or customer of Fidelity with whom Miller had material contact during the last twelve months of Miller's employment with Fidelity. "Material contact" means interaction between Miller and the client or customer which takes place to further the business relationship. "Clients" and "customers" include, but are not limited to, depositors and commercial, SBA or construction loan customers.
1.Non-Solicitations of Employees. Miller agrees that during his employment with Fidelity and for a period of eighteen (18) months after Miller's Termination of Employment for any reason, Miller will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any other employee of Fidelity with whom Miller had material contact during Miller's employment with Fidelity. This restriction shall apply only to recruiting, hiring or attempting to recruit or hire any employee for the purpose of working in the business of providing banking or banking related services.
2.Confidentiality, Proprietary Information and Inventions.
(a)During the term of Miller's employment with Fidelity, and at all times thereafter, Miller shall not use or disclose to others, without the prior written consent of Fidelity, any Trade Secrets (as hereinafter defined) of Fidelity, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
(b)During the term of Miller's employment with Fidelity, and for eighteen (18) months after Miller's Termination of Employment for any reason, Miller shall not use or disclose to others, without the prior written consent of Fidelity, any Confidential Information (as hereinafter defined) of Fidelity, or any subsidiary thereof or any of their customers, except for use or disclosure thereof in the course of the business of Fidelity (or that of any subsidiary), and such disclosure shall be limited to those who have a need to know.
(c)Upon Miller's Termination of Employment for any reason, Miller shall not take with him any documents or data of Fidelity or any subsidiary or of any customer thereof or any reproduction thereof and agrees to return any such documents and data in his possession at that time.
(d)Miller agrees to take reasonable precautions to safeguard and maintain the confidentiality and secrecy and limit the use of all Trade Secrets and Confidential Information of Fidelity and all subsidiaries and customers thereof.
(e)Trade Secrets shall include only such information constituting a "Trade Secret" within the meaning of subsection 10-1-761(4) of the Georgia Trade Secrets Act of 1990, including as hereafter amended. Confidential Information shall include all information and data which is protectable as a legal form of property or non-public information of Fidelity or their customers, excluding any information or data which constitutes a Trade Secret.
(f)Trade Secrets and Confidential Information shall not include any information (A) which becomes publicly known through no fault or act of Miller; (B) is lawfully received by Miller from a third party after Termination of Employment without a similar restriction regarding confidentiality and use and without a breach of this Agreement; or (C) which is independently developed by Miller and entirely unrelated to the business of providing banking or banking related services.

(a)Miller agrees that any and all information and data originated by Miller while employed by Fidelity and, where applicable, by other employees or associates under Miller's direction or supervision in connection with or as a result of any work or service performed under the terms of Miller's employment, shall be promptly disclosed to Fidelity, shall become Fidelity's property, and shall be kept confidential by Miller. Any and all such information and data, reduced to written, graphic, or other tangible form and any and all copies and reproduction thereof shall be furnished to Fidelity upon request and in any case shall be returned to Fidelity upon Miller's Termination of Employment.
(b)Miller agrees that Miller will promptly disclose to Fidelity all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Miller performs for Fidelity.
(c)Miller agrees that he will assign the entire right, title, and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to Fidelity. Miller further agrees that Miller will, without expense to Fidelity, execute all documents and do all acts which may be necessary, desirable, or convenient to enable Fidelity, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.
1.Consideration for Non-Compete. Non-Solicitation and Non-Disclosure Provisions. In consideration of Miller's undertakings set forth in Sections 4, 5, 6 and 7 above, with respect to periods after Termination of Employment, Fidelity will pay Miller a "Non-Compete Benefit" as described below. If Miller is not a Specified Employee, the Non-Compete Benefit will be payable in 36 equal semi-monthly installments, each installment in an amount equal to sixty percent (60%) of his Base Salary in effect immediately prior to the Termination of Employment divided by 24, commencing on the 15th or last day of the month immediately following the date of the Termination of Employment, whichever date occurs first, and then continuing on the 15th and last day of each calendar month thereafter until all such installments are paid. If Miller is a Specified Employee, the Non-Compete Benefit shall not become payable until the first 15th or last day of the month which is at least six months after Miller's Termination of Employment. All installments which would have otherwise been required to be made over such six-month period if Miller had not been a Specified Employee, shall be paid to Miller in one lump sum payment on the first 15th or last day of the month which is at least six months after Miller's Termination of Employment. After the lump sum payment, the remaining semi-monthly installments (each equal to sixty percent (60%) of his Base Salary in effect immediately prior to Termination of Employment divided by 24) will continue on the 15th and last day of each calendar month until all such installments are paid. If Miller violates any of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement, Miller waives and forfeits any and all rights to any further payments under this Agreement (other than any amounts due under the Split Dollar Plan or the Individual Life Insurance Policies), including but not limited to, any additional payments, compensation or severance he may otherwise be entitled to receive under this Agreement, whether pursuant to this Section or otherwise.
2.Specific Performance. Because of Miller's knowledge and experience, Miller agrees that Fidelity shall be entitled to specific performance, an injunction, temporary injunction or other similar relief without the posting of a bond or other security in addition to all other rights and remedies it might have for any violation of the undertakings set forth in Sections 4, 5, 6 and 7 of this Agreement. In any such court proceeding, Miller will not object thereto and claim that monetary damages are an adequate remedy.
1.No Setoff. Nothing in this Agreement will limit or otherwise affect such rights as Miller may have under any other contract or agreement with Fidelity or Affiliates, except as specifically set forth in such contract or agreement. No payments or benefits payable to or with respect to Miller pursuant to this Agreement will be reduced by any amount Miller may earn or receive from employment with another employer or from any other source. In no event will Miller be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Miller under any of the provisions of this Agreement and, except as provided in Section 3(b) with respect to outplacement services, such amounts which are available under this Agreement will not be reduced whether or not Miller obtains other employment. Amounts which constitute vested benefits or which Miller is otherwise entitled to receive under any employee benefit plan, policy, practice or program of or any contract or agreement (collectively, "programs") with Fidelity at or subsequent to Miller's Termination of Employment will be payable in accordance with such programs.
2.Indemnification of Miller. Fidelity shall indemnify Miller and shall advance reimbursable expenses incurred by Miller in any proceeding against Miller, including a proceeding brought in the right of Fidelity, as a director or officer of Fidelity or any subsidiary thereof, except claims and proceedings brought directly by Fidelity against Miller, to the fullest extent permitted under the Articles of Incorporation and By-Laws of Fidelity and the Georgia Business Corporation Code, as amended from time to time. Such indemnities and advances shall be paid to Miller on the next normal payroll payment date after Miller's rights to such amounts are no longer in dispute.
3.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by facsimile transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or five (5) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:
If to Fidelity:
Fidelity Southern Corporation 3490 Piedmont Road
Suite 1550
Atlanta, Georgia 30305
Attn: Board of Directors
If to Miller:
James B. Miller, Jr.
c/o Fidelity Southern Corporation 3490 Piedmont Road, Suite 1550 Atlanta, Georgia 30305
With a copy to:
James B. Miller, Jr.
1956 River Forest Road Atlanta, GA 30327
1.Binding Effect; Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Miller and his estate, personal representatives and heirs, and by Fidelity and its successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Miller. Fidelity will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Fidelity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Fidelity would be required to perform it if no such succession had taken place. As used in this Agreement, "Fidelity" will mean Fidelity as herein defined and any successor to its business or assets which assumes this Agreement by operation of law or otherwise.
2.Entire Agreement. This Agreement, including the Split Dollar Plan, the Individual Life Insurance Policies, and the Salary Continuity Agreement, are intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Miller as an employee and officer of Fidelity and election as Chairman of the Board of Fidelity and supersedes all prior agreements and understandings, oral or written.
3.Binding Arbitration. Except as otherwise specifically provided herein, including as provided in Section 9 hereof, Specific Performance, all disputes arising under this Agreement shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association, Atlanta, Georgia ("AAA") by the AAA. The hearings before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules existing on the date thereof of the AAA to the extent not inconsistent with this Agreement.
4.Litigation Expenses.
(a)Fidelity agrees to pay or reimburse Miller promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Miller may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that Miller acted in bad faith in initiating the contest) by Fidelity, any Affiliate, Miller or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Miller about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f)(2)(A) of the Code; provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by Fidelity and Miller in accordance with rules set forth by the American Arbitration Association. Such payments and reimbursements shall be paid to Miller or on Miller's behalf on or by the next normal payroll payment date after Miller's rights to such amounts are no longer in dispute; provided, however, that if Miller is a Specified Employee such payments shall not be made before the date that is six months after the date of Miller's Termination of Employment.
(b)If there is any dispute between Fidelity and Miller, in the event of any Termination of Employment by Fidelity or by Miller, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that Miller is not entitled to benefits under this Agreement, Fidelity will pay or cause to be paid all amounts, and provide all benefits, to Miller or Miller's Beneficiaries in the event of Miller's death, that Fidelity would be required to pay or provide pursuant to this Agreement. Fidelity will not be required to pay any disputed amounts pursuant to this subsection except upon receipt of an undertaking (which may be unsecured) by or on behalf of Miller to repay all such amounts to which Miller is ultimately adjudge by such court not to be entitled.
1.Amendments. This Agreement may not be amended or modified except in writing signed by both parties.
2.Waivers. The failure of either party to insist upon the strict performance of any provision hereof shall not constitute a wavier of such provision. All waivers must be in writing.
3.Future Employers. Fidelity may notify anyone employing Miller or evidencing an intention to employ Miller as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Miller agrees that for a period of 18 months after Miller's Termination of Employment for any reason, Miller will provide Fidelity the identity of any employer Miller goes to work for along with Miller's job title and anticipated job duties with any such employer.
4.Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, excluding its conflicts of laws.
5.Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.
6.Compliance with Section 409A and Applicable Laws. This Agreement is intended to satisfy the requirements of Code Section 409A and shall be construed and interpreted in accordance therewith. Notwithstanding any other provision of this Agreement, Fidelity's obligations under this Agreement shall be subject to compliance with applicable laws and regulations, including without limitation, regulations addressing Golden Parachute and Indemnification Payments (12 CFR § 359) (the "Rules"). In consideration for the benefits Miller will receive pursuant to the terms of this Agreement, Miller hereby voluntarily waives any claim against the United States or Fidelity for any changes to the payments or benefits that are required to comply with the Rules. Miller acknowledges that the Rules may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including so-called "golden parachute" agreements) that are provided for under this Agreement. This waiver includes all claims Miller may have under the laws of the United States or any state related to the requirements imposed by the Rules, including without limitation a claim for any compensation or other payments Miller would otherwise receive, any challenge to the process by which the Rules were adopted and any tort or constitutional claim about the effect of the Rules on Miller's employment relationship.
7.Definitions. For purposes of this Agreement:
(a)"Affiliate" means any entity with whom Fidelity would be considered a single employer under Code Sections 414(b) or 414(c).
(b)"Beneficiary" means the person or entity designated by Miller, by a written instrument delivered to Fidelity, to receive any benefits payable under this Agreement in the event of Miller's death. If Miller fails to designate a Beneficiary, or if no Beneficiary survives Miller, such benefits on the death of Miller will be paid to Miller's estate.
(c)    "Change of Control" means the occurrence hereafter of any event described in (i), (ii) or (iii) below.
(i)Any "person" or persons acting as a group for Code Section 409A purposes, acquires stock of Fidelity Southern or the Bank which together with stock held by such person or group represents more than fifty percent (50%) of the combined voting power represented by the outstanding voting securities of Fidelity Southern or the Bank, as the case may be.
(ii)The date a majority of the members of the Board of Directors of Fidelity Southern is replaced in any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election.
(iii)The date that any person or persons acting as a group within the contemplation of Code Section 409A acquires substantially all of the gross fair market value (determined without regard to any liabilities associated with the assets) of the assets of Fidelity Southern or the Bank, as approved by the shareholders of Fidelity Southern or the Bank, as the case may be.
The foregoing will be construed and applied in a manner consistent with the requirements of Code Section 409A for the avoidance of additional taxes. If a Change of Control occurs on account of a series of transactions, the Change of Control is deemed to have occurred on the date of the last of such transactions which results in the Change of Control.
(d)    "Code" means the Internal Revenue Code of 1986, as amended.
(e)    "Compensation" means the total compensation paid to Miller by Fidelity and any Affiliate which is or will be reportable as income under the Code on Internal Revenue Service Form W-2, (i) plus any amount contributed by Miller pursuant to a salary reduction agreement, which is not includable in gross income under Code Sections 125 or 402(g) or under any other program that provides for pre-tax salary reductions and compensation deferrals; (ii) plus any amount of Miller's compensation which is deferred under any other plan or program of Fidelity and (iii) reduced by any income reportable on Form W-2 that is attributable to the exercise of any stock option or other equity award.
(f)    "Final Compensation" means (i) in the event a Termination of
Employment occurs more than one year prior to a Change of Control, Miller's Base Salary at the time of the Termination of Employment and (ii) in the event a Termination of Employment occurs on or after the date which is one year prior to a Change of Control, the highest of (1) Miller's Compensation for the 12 full calendar months immediately preceding the Change of Control; (2) Miller's Base Salary payable by Fidelity in effect immediately preceding the Change of Control or (3) Miller's Base Salary as set by Fidelity effective at any time during the Employment Period.
(g)    "Release" means a general release that releases Fidelity, its Affiliates, shareholders, directors, officers, employees, employee benefit plans, representatives, and agents and their successors and assigns from any and all employment related claims Miller or Miller's successors and Beneficiaries might then have against them (excluding any claims for vested benefits under any employee pension plan of Fidelity), in the form attached hereto as Attachment B.
(a)"Specified Employee" has the meaning set forth for the term specified employee in Section 409A(a)(2)(B)(i) of the Code and the rules and regulations adopted thereunder.
(b)"Termination for Cause" means a Termination of Employment by Fidelity for any of the following acts or omissions by Miller: (1) any act or omission requiring Fidelity to terminate Miller in order to comply with Section 19 of the Federal Deposit Insurance Act, 12 USC Section 1829(a), (2) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (3) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Miller or any related person or affiliated company and are intended to cause harm or damage to Fidelity or its subsidiaries, (4) the illegal use of controlled substances, (5) the misappropriation or embezzlement of assets of Fidelity or its subsidiaries, (6) the breach of any other material term or provision of this Agreement to be performed by Miller (other than pursuant to Sections 4, 5, 6 or 7) which have not been cured within thirty (30) days of receipt of written notice of such breach from the Board, or (7) the breach of any provision of Section 4, 5, 6 or 7 during Miller's employment.
(c)"Termination for Good Reason" means a Termination of Employment by Miller due to the occurrence of one or more of the following events which are not corrected within thirty (30) days after receipt of written notice from Miller to Fidelity:
(i)there is a material change in Miller's position or responsibilities (including reporting responsibilities) which, in Miller's reasonable judgment, represents an adverse change from Miller's status, title, position or responsibilities;
(ii)the assignment to Miller of any duties or responsibilities which are materially inconsistent with the position or responsibilities of Miller;
(iii)any removal of Miller from or failure to reappoint or reelect Miller to any of the positions Miller held;
(iv)there is a material reduction in Miller's rate of Base Salary or a change in the manner the incentive compensation of Miller is calculated and such change will result in a reduction of the incentive compensation of Miller;
(v)the requiring of Miller to relocate his principal business office to any place outside a fifteen (15) mile radius from Miller's current place of employment in Atlanta, Georgia (reasonable required travel on Fidelity's business shall not constitute a relocation of Miller's principal business office);
(vi)the failure of Fidelity to continue in effect any Welfare Plan, Individual Life Insurance Policy or other compensation plan, program or policy in which Miller is participating without substituting plans providing Miller with substantially similar or greater benefits, or the taking of any action by Fidelity which would materially and adversely affect Miller's participation in or materially reduce Miller's benefits under any of such plans or deprive Miller of any material fringe benefit enjoyed by Miller; or (vii) the material breach of any provision of this Agreement which is not timely corrected by Fidelity upon thirty (30) days prior written notice from Miller;
provided, however, that Miller must provide notice to Fidelity within 90 days of obtaining knowledge of any of the events listed above and Miller must terminate his employment no later than two years from the date of the occurrence of any of the foregoing events in order for such termination to be deemed a "Termination for Good Reason."
(k)    "Termination of Employment" means the termination of Miller's employment with Fidelity Southern, the Bank and all Affiliates. It is intended that a separation from service, as determined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder, shall be required for a Termination of Employment and, for such purpose, a separation from service shall be deemed to occur if the parties expect that Miller will not perform any future services in any capacity for Fidelity Southern, the Bank or any Affiliate, whether as an employee or otherwise, or if parties expect such services will materially decrease to such an extent that the decrease would give rise to a presumption pursuant to the regulations under Section 409A of the Code that a separation from service had occurred.
24.    Counterparts. This Agreement be executed in counterparts (which may be exchanged by facsimile or e-mail), each of which is deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIDELITY SOUTHERN CORPORATION

By:
Name: Kevin S. King, Esq.
Title: Chairman, Compensation Committee

FIDELITY BANK

By:
Name: Kevin S. King, Esq.
Title: Chairman, Compensation Committee

EMPLOYEE

James B. Miller, Jr.

ATTACHMENT A
FORM OF RELEASE

This Release ("Release") is entered into by and between    ("Employee"), an individual, and Fidelity Southern Corporation, a Georgia corporation, and its wholly owned subsidiary Fidelity Bank, a Georgia banking corporation (referred to herein collectively as "Employer" or the "Company") (collectively referred to as the "Parties").

Employee acknowledges that his employment with the Company was effectively separated as of    (the Separation Date). Employee further acknowledges that, in the absence of this
Release he would have no entitlement to the severance benefit conferred in the Employment Agreement effective as of January 1, 2018, that this severance benefit constitutes a substantial economic benefit to him, and that this benefit constitutes good and valuable consideration for this Release.

Employee hereby waives, releases, and discharges the Company, its past and present parents, subsidiaries, divisions, and affiliated companies, its respective past and present stockholders, directors, officers, employees, agents, and insurers (collectively the "Company"), from any and all claims, demands, damages, and causes of action ("Claims") of every kind and nature, whether known or unknown, or suspected or unsuspected, which Employee has or may have, arising out of any matter whatsoever that occurred at any time up to the date of his execution of this Release, with the exception of any claim for future obligations of the Company to pay additional compensation or benefits as set forth in the Employment Agreement. This General Release specifically includes, but is not limited to, any and all Claims:

a.Arising out of or in any way related to Employee's employment or the separation of his employment with the Company;

b.Arising under or based on the Equal Pay Act of 1963, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Americans with Disabilities Act of 1990 ("ADA"), the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker Adjustment Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, or otherwise creating rights or claims for employees,;

c.Arising under or based on the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Benefit Protection Act ("OWBPA"), and alleging a violation thereof based on any action or failure to act by the Company at any time prior to the effective date of this Release;

Employee specifically represents that he has read and understands this Release, and understands fully the final and binding effect of this Release. EMPLOYER hereby advises EMPLOYEE that before signing this Release, he may take twenty-one (21) days to consider the Release. Employee further agrees that the only promises made to him to sign this Agreement and Release are those stated in the Agreement and Release and that he has signed this Agreement and Release voluntarily with the full intent of releasing the Company and all others identified in the foregoing paragraphs from any and all claims relating to or arising out of his employment with the Company. EMPLOYER hereby advises EMPLOYEE in writing to discuss this Release with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed it appropriate. Additionally, in accordance with federal law, this Release may be revoked in writing by Employee at any time within seven (7) days after the date the Release is signed by Employee and this Release shall not be effective until the expiration of such seven day period. Finally, Employee agrees and acknowledges that if he signs this Release before the expiration of said twenty-one (21) day period referred to hereinabove, that he has affirmatively waived such twenty-one day minimum period, but will still have the seven (7) calendar days within which to revoke this Release. Employee expressly understands that he is knowingly and voluntarily waiving any claim for age discrimination that he may have under the Age Discrimination in Employment Act.

As part of the foregoing Release, Employee acknowledges that he is waiving his right to any recovery, compensation, or other legal, equitable or injunctive relief from the Company in any administrative, arbitral, judicial or other action brought by or on behalf of Employee in connection with any Claim released in this Release.

                            FIDELITY SOUTHERN CORPORATION

By:
Name: Kevin S. King, Esq.
Title: Chairman, Compensation Committee

FIDELITY BANK
By:
Name: Kevin S. King, Esq.
Title: Chairman, Compensation Committee

EMPLOYEE

James B. Miller, Jr.